Exhibit 10.1

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES

CENTRAL DISTRICT

IRONRIDGE GLOBAL IV, LTD., Plaintiff v. ADVAXIS, INC., Defendant	Case No: BC497504 Assigned for All Purposes to: Hon. Daniel Buckley ORDER FOR APPROVAL OF STIPULATION FOR SETTLEMENT OF CLAIMS Date: December 20, 2012 Time: 8:30 am Dept: 35 Trial Date: None Set

The Joint Ex Parte Application for Court Approval of Stipulated Settlement (“Application”), filed by Plaintiff Ironridge Global IV, Ltd. (“Plaintiff’) and Advaxis, Inc. (“Defendant”), came on for hearing on December 20, 2012 at 8:30 am in Department 35 of the above-entitled court, the Honorable Daniel Buckley, Judge presiding.

The Court having considered the Application and supporting papers, the oral arguments of counsel, having been presented with a Stipulation for Settlement of Claims (“Stipulation”), and good cause appearing therefor,

IT IS HEREBY ORDERED AS FOLLOWS:

1.     The Stipulation, attached hereto as Exhibit A and incorporated herein by reference, is approved in its entirety;

2.     Plaintiff owns bona fide outstanding claims against Defendant, and the terms and conditions of the issuance and exchange of such claims for free-trading shares of common stock of Defendant, as set forth in the Stipulation, are approved after a hearing upon the fairness of such terms and conditions at which Plaintiff, the only person to whom it is proposed to issue securities in such exchange, had the right to appear;

3.     The above-entitled action is dismissed in its entirety; provided that the Court shall retain jurisdiction to enforce the terms of this Order by a motion under California Code of Civil Procedure Section 664.6.

IT IS SO ORDERED.

DATED: December 20, 2012	/s/ Daniel J. Buckley
Judge of the Superior Court